As filed with the Securities and Exchange Commission on December 10, 2010.	File No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
AARON’S, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0687630

(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377

(Address of principal executive offices)	(Zip code)
2001 Stock Option and Incentive Award Plan, as Amended and Restated
Aaron’s, Inc. Employees Retirement Plan and Trust, as Amended and Restated

(Full title of the plan)

Mr. Gilbert L. Danielson	Copies to:
Aaron’s, Inc. 309 E. Paces Ferry Road, N.E. Atlanta, Georgia 30305 (Name and address of agent for service)	David M. Eaton Kilpatrick Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500
(404) 231-0011
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☑	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(2)	Per Share(3)	Offering Price(3)	Registration Fee(3)

Common Stock, Par Value, $0.50 Per Share (1)

2001 Stock Option and Incentive Award Plan, as amended and restated	14,966,112 shares (4)	$18.6582	$279,240,710.92	$11,531.49 (5)

Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated	500,000 shares (4)	$20.87	$10,435,000.00	$744.02

Participations in the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated	(6)	(7)	(7)	(7)

(1)	Previously known as the Class A Common Stock, par value $0.50 per share.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional shares of Common Stock of the Registrant to be offered or issued from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, based on (a) with respect to 3,822,986 shares, $12.2114, the weighted average of the exercise price for certain outstanding stock options and other awards granted under the 2001 Stock Option and Incentive Award Plan, as amended and restated, and (b) with respect to the remaining 11,643,126 shares, $20.87, the average of the high and low prices of the Class A Common Stock (now known as Common Stock) on the New York Stock Exchange on December 7, 2010.

(4)	Represents the number of outstanding shares subject to existing stock options and other awards plus the number of shares authorized and reserved for future awards under the 2001 Stock Option and Incentive Award Plan, as amended and restated, and the Aaron’s, Inc. Employee Retirement Plan and Trust, as amended and restated.

(5)	A total of $8,378.37 of filing fees was paid with respect to 5,000,000 shares of previously authorized Common Stock under the 2001 Stock Option and Incentive Award Plan, as amended and restated, previously registered pursuant to Registration No. 333-160387, initially filed on July 1, 2009. A total of zero shares have been sold, leaving a total of 5,000,000 shares unsold for which filing fees of $8,378.37 were paid and have not been utilized. Pursuant to Rule 457(p) of the Securities Act of 1933, such unutilized filing fees are being offset against the filing fee payable pursuant to this Registration Statement.

(6)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated.

(7)	Not applicable. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I
INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS
     Aaron’s, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the conversion of its previously outstanding shares of Common Stock, par value $0.50 per share (the “Nonvoting Common Stock”) into shares of Class A Common Stock, par value $0.50 per share (the “Class A Common Stock”), on a one-for-one basis, and the renaming of the Class A Common Stock as Common Stock (the “Common Stock”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2001 Stock Option and Incentive Award Plan, as amended and restated (the “Stock Plan”) and the Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated (the “Retirement Plan” and, together with the Stock Plan, the “Plans”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents are hereby incorporated by reference into this Registration Statement:
     (1) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009;
     (2) Aaron’s, Inc. Employees Retirement Plan and Trust’s Annual Report on Form 11-K for its fiscal year ended December 31, 2009;
     (3) The Registrant’s Quarterly Reports on Form 10-Q for its quarterly periods ended March 31, 2010, June 30, 2010, and September 30, 2010;
     (4) The Registrant’s Current Reports on Form 8-K filed on May 7, 2010, June 24, 2010, July 6, 2010, July 21 2010, September 13, 2010 and December 10, 2010 (except, in each case, for items in the preceding reports deemed “furnished” instead of “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and exhibits furnished pursuant to those items);
     (5) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009;
     (6) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 10, 1998, as amended on Form 8-A/A dated December 10, 2010, amending the registration of the Registrant’s Common Stock under Section 12(b) of the Exchange Act, including any other amendments or reports filed for the purpose of updating such description; and
     (7) All other documents subsequently filed by the Registrant and the Retirement Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     The legality of the Common Stock registered hereby has been passed upon for the Registrant by Kilpatrick Stockton LLP, Atlanta, Georgia. Members of that law firm own 337 shares of the Registrant’s Common Stock.
     The consolidated financial statements of Aaron’s, Inc. and subsidiaries appearing in Aaron’s, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Aaron’s, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     With respect to the unaudited consolidated interim financial information of Aaron’s, Inc. and subsidiaries for the three-month periods ended March 31, 2010 and 2009, the three-month and six-month periods ended June 30, 2010 and 2009, and the three-month and nine-month periods ended September 30, 2010 and 2009, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2010, August 4, 2010 and November 3, 2010, included in Aaron’s, Inc.’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Item 6.	Indemnification of Directors and Officers.
     As permitted under Georgia law, the Registrant’s Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the

Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of the director’s duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.
     Article VII of the Registrant’s Amended and Restated Bylaws, as amended, requires the indemnification of the Registrant’s officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. In the case of an action by or in the right of the Registrant, no officer or director who has been adjudged liable to the Registrant is entitled to indemnification, unless and except to the extent that the court reaching such a determination of liability, in view of all the relevant circumstances, shall also determine that despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses that the court shall deem proper.
     Under Georgia law, any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification by the Registrant as of right. All other determinations that indemnification is permissible shall be made by either: (i) a majority vote of a quorum of disinterested directors provided there are at least two disinterested directors; (ii) independent legal counsel selected in accordance with the Georgia Business Corporation Code and at the request of the Registrant’s board of directors; or (iii) the holders of a majority of the Registrant’s stock, excluding shares held by an interested director.
     In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, the Registrant must notify its shareholders of such payment and all relevant details in a timely manner and in no event later than 15 months after the date of such payment.
     The provisions of the Registrant’s Amended and Restated Bylaws, as amended, on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.
     The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.
     The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5.1	Opinion of Kilpatrick Stockton LLP, counsel to the Registrant

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans

15	Letter re: Unaudited interim financial information

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney

99.1	2001 Stock Option and Incentive Award Plan, as amended and restated (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2009, which exhibit is by this reference incorporated herein)

99.2	Narrative Description of Amendment to the 2001 Stock Option and Incentive Award Plan, as amended and restated

99.3	Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated

Item 9.	Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
               provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 10, 2010.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Executive Vice President, Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 2010.

Signature	Position
* R. Charles Loudermilk, Sr.	Chairman of the Board of Directors

* Robert C. Loudermilk, Jr.	Chief Executive Officer (Principal Executive Officer), President and Director
* Gilbert L. Danielson	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
* Robert P. Sinclair, Jr.	Vice President, Corporate Controller (Principal Accounting Officer)
* William K. Butler, Jr.	Chief Operating Officer and Director
* Ronald W. Allen	Director

Signature	Position
* Leo Benatar	Director
* David L. Kolb	Director
* John C. Portman, Jr.	Director
* Ray M. Robinson	Director
* John Schuerholz	Director

*By:	/s/ Gilbert L. Danielson
Gilbert L. Danielson
Attorney-in-Fact (Pursuant to a Power of Attorney)

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 10, 2010.

AARON’S, INC. EMPLOYEES RETIREMENT PLAN AND TRUST, AS AMENDED AND RESTATED By: The Aaron’s, Inc. Employee Benefits Committee, as Plan Administrator
/s/ James L. Cates
James L. Cates, member of the Aaron’s, Inc.
Employee Benefits Committee

/s/ Gilbert L. Danielson
Gilbert L. Danielson, member of the Aaron’s, Inc.
Employee Benefits Committee

/s/ Elizabeth L. Gibbs
Elizabeth L. Gibbs, member of the Aaron’s, Inc.
Employee Benefits Committee

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kilpatrick Stockton LLP, counsel to the Registrant

5.2	Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service (“IRS”) determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code, the Company hereby undertakes that it will submit or has submitted the Plans and any amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans

15	Letter re: Unaudited interim financial statements

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney

99.1	2001 Stock Option and Incentive Award Plan, as amended and restated (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2009, which exhibit is by this reference incorporated herein)

99.2	Narrative Description of Amendment to the 2001 Stock Option and Incentive Award Plan, as amended and restated

99.3	Aaron’s, Inc. Employees Retirement Plan and Trust, as amended and restated